Exhibit 99.1
United Fire Group, Inc. Reports Third Quarter 2019 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
November 6, 2019 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights(1):

Three Months Ended September 30, 2019		Nine Months Ended September 30, 2019
Net income (loss) per diluted share	$(0.09)	Net income per diluted share	$1.48
Adjusted operating income (loss)(2) per diluted share	$(0.40)	Adjusted operating income (loss)(2) per diluted share	$(0.06)
Net realized investment gains per diluted share	$0.31	Net realized investment gains per diluted share	$1.54
GAAP combined ratio	110.0%	GAAP combined ratio	106.0%
		Book value per share	$38.44
		Return on equity(3)	5.5%

United Fire Group, Inc. (the "Company" or "UFG") (Nasdaq: UFCS) today reported consolidated net loss, including net realized investment gains and losses and changes in the fair value of equity securities, of $2.3 million ($0.09 per diluted share) for the three-month period ended September 30, 2019 (the "third quarter of 2019"), compared to a consolidated net income of $11.1 million ($0.43 per diluted share) for the same period in 2018(4). For the nine-month period ended September 30, 2019 ("year-to-date"), consolidated net income, including realized investment gains and losses and changes in the fair value of equity securities, was $38.0 million ($1.48 per diluted share), compared to $57.0 million ($2.23 per diluted share) for the same period in 2018.

The Company reported consolidated adjusted operating loss of $0.40 per diluted share for the third quarter, compared to a consolidated adjusted operating income of less than $0.01 per diluted share for the same period in 2018. Year-to-date, consolidated adjusted operating loss was $0.06 per diluted share compared to consolidated adjusted operating income of $0.96 per diluted share for the same period in 2018.

"Catastrophe losses, an increase in severity of losses and current accident year reserve additions in our commercial auto and liability lines of business are the primary drivers of the net loss reported in the third quarter of 2019," stated Randy A. Ramlo, President and Chief Executive Officer. "The increase in catastrophe losses is not uncommon for the third quarter, which, along with the second quarter, have historically been our most volatile quarters. In the third quarter of 2019, we had an increase in catastrophe losses from 17 events, of which four events accounted for the majority of the losses."

_________________
(1) Per share amounts are after tax.
(2) Adjusted operating income (loss) is a non-GAAP financial measure of net income (loss) excluding net realized investment gains and losses, changes in the fair value of equity securities and related federal income taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the regular, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.
(3) Return on equity is calculated by dividing annualized net income by average year-to-date stockholders' equity.
(4) Consolidated financial results for 2018 include both continuing operations and discontinued life insurance operations and the one-time gain on the sale of discontinued operations.

"In the third quarter, we also incurred an increase in severity of losses and added additional reserves in the current accident year primarily in our commercial auto and liability lines of business. The reserve strengthening is due to an increase in losses from a continuation of the challenging litigious environment, particularly in commercial auto and liability lines of business in the States of Texas and Florida. As a reminder, commercial auto is our largest line of business, with Texas being the state with our highest concentration of commercial auto business."

"Although the reported results do not yet reflect our strategic initiatives to improve profitability, it remains our primary focus and we are encouraged by the continued improvement we are experiencing in our underlying operations. Examples include a decrease in claim counts despite an increase in catastrophe claims, strong commercial pricing increases and an improvement in the core loss ratio of 3.1 points year-to-date. In addition, the third quarter marks the fourth consecutive quarter of flat or declining frequency of auto claims."

Consolidated net unrealized investment gains, net of tax, totaled $51.6 million as of September 30, 2019, an increase of $60.9 million from December 31, 2018. The increase in net unrealized investment gains is primarily the result of lower interest rates year-to-date when compared to the same period in 2018.

Total consolidated assets as of September 30, 2019 were $3.0 billion, which included $2.1 billion of invested assets. The Company's book value per share was $38.44, which is an increase of $3.04 per share, or 8.6 percent from December 31, 2018. This increase is primarily attributed to net income of $38.0 million and an increase in net unrealized investment gains on fixed maturity securities of $60.9 million, net of tax, over the prior year period, partially offset by shareholder dividends of $24.4 million during the first nine months of 2019.

The annualized return on equity was 5.5 percent year-to-date compared to 7.3 percent for the same period in 2018.

Property and Casualty Insurance Business

Net loss from the property and casualty insurance business, including net realized investment gains and losses, totaled $2.3 million ($0.09 per diluted share) for the third quarter of 2019, compared to net income of $11.1 million ($0.43 per diluted share) in the same period in 2018. The decrease in net income was primarily due to an increase in losses and loss settlement expenses and lower realized investment gains, partially offset by an increase in net premiums earned. The increase in losses and loss settlement expenses was due to an increase in catastrophe losses, an increase in severity of losses and reserve additions in the current accident year in our commercial auto and liability lines of business.

Year-to-date, net income, including net realized investment gains and losses, totaled $38.0 million ($1.48 per diluted share) compared to $31.6 million ($1.23 per diluted share) in the same period in 2018. The change in net income was primarily due to an increase in the value of equity securities and an increase in net premiums earned offset by an increase in losses and loss settlement expenses from an increase in catastrophe losses and a decrease in prior year favorable reserve development from reserve strengthening in our commercial auto and liability reserves.

Net premiums earned increased 3.9 percent to $274.9 million in the third quarter of 2019, compared to $264.7 million in the same period in 2018. Year-to-date net premiums earned increased 6.1 percent to $813.7 million compared to $766.8 million in the same period in 2018. The increase in the three- and nine-month periods ended September 30, 2019 was primarily due to rate increases, premium audits and endorsements.

The average renewal pricing change for commercial lines increased 7.0 percent in the third quarter of 2019 compared to 6.6 percent in the second quarter of 2019. The renewal pricing increases continue to be driven by commercial auto rate increases. During the third quarter of 2019, filed commercial auto rate increases averaged in the high-single digits. Personal lines filed rate and renewal pricing increases also remained in the mid-single digits.

Reserve Development

We experienced favorable development in our net reserves for prior accident years of $5.5 million in the third quarter of 2019, compared to unfavorable development of $0.7 million in the same period in 2018. The change in prior year reserve development in the third quarter of 2019 came primarily from favorable development in workers' compensation offset by prior year reserve strengthening in commercial liability line of business. Year-to-date, favorable development in our net reserves for prior accident years was $0.8 million, compared to $47.7 million favorable development in the same period in 2018. The change in prior year reserve development in the nine-month period ended September 30, 2019 came primarily from reserve strengthening in our commercial auto and commercial liability lines of business in our Gulf Coast region offset by favorable development in workers' compensation. Development amounts can vary significantly from quarter-to-quarter depending on a number of factors, including the number of claims settled and the settlement terms. At September 30, 2019, our total reserves were within our actuarial estimates.

GAAP Combined Ratio

The GAAP combined ratio increased by 4.5 percentage points to 110.0 percent for the third quarter, compared to 105.5 percent in the same period in 2018. Year-to-date, the GAAP combined ratio increased 3.5 percentage points to 106.0 percent compared to 102.5 percent in 2018. The increases in the combined ratios in the three-month and nine-month periods ended September 30, 2019 as compared to the same periods in 2018 are primarily driven by an increase in the loss ratio from a combination of an increase in severity of losses, reserve strengthening and an increase in catastrophe losses.

Pre-tax catastrophe losses in the third quarter of 2019 were higher when compared to third quarter of 2018, with catastrophe losses adding 7.0 percentage points to the combined ratio in 2019 as compared to 4.6 percentage points in 2018. Our 10-year historical average for third quarter catastrophe losses is 7.3 percentage points added to the combined ratio. Year-to-date, catastrophe losses totaled $44.9 million ($1.38 per diluted share) compared to $30.7 million ($0.95 per diluted share) for the same period in 2018.

Expense Ratio

The expense ratio for the third quarter was 33.0 percentage points, compared to 32.3 percentage points for the third quarter in 2018. The increase in the expense ratio during the third quarter of 2019 is primarily due to quarterly fluctuations in expenses for our multi-year Oasis project to upgrade our technology platform to enhance core underwriting decisions, selection of risks and productivity. Year-to-date, the expense ratio was 32.7 percentage points, compared to 33.7 percentage points in the same period in 2018. The decrease is primarily due to lower employee benefit accruals and expenses caused by post-retirement benefit plan amendments made at the end of 2018.

Investment Income and Realized Investment Gains and Losses

Net investment income was $13.3 million for the third quarter of 2019, a slight increase, as compared to net investment income of $13.2 million for the same period in 2018. Year-to date, net investment income was $43.9 million, flat compared to the same period in 2018.

The Company recognized net realized investment gains of $9.8 million during the third quarter of 2019, compared to $14.0 million for the same period in 2018. Year-to-date, the Company recognized net realized investment gains of $50.1 million compared to $7.4 million in the same period in 2018. The change in both the three- and nine-month periods ended September 30, 2019, as compared to the same periods in 2018, was primarily due to changes in the fair value of equity securities.

Life Insurance Business

On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings, Inc. and on March 30, 2018, the sale transaction was completed. As a result, the life insurance business is presented as discontinued operations in all periods presented in this press release.

Capital Management

During the third quarter of 2019, we declared and paid a $0.33 per share cash dividend to shareholders of record as of August 30, 2019. We have paid a quarterly dividend every quarter since March 1968. During the third quarter we repurchased 177,249 shares of our common stock for a total purchase price of approximately $8.1 million.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on November 6, 2019 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's third quarter 2019 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through November 20, 2019. The replay access information is toll-free 1-877-344-7529; conference ID no. 10135573.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.ufginsurance.com/event or http://services.choruscall.com/links/ufcs191106. The archived audio webcast will be available until November 20, 2019.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,100 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit www.ufginsurance.com or contact:

Randy Patten, AVP and Controller, Corporate Finance, 319-286-2537 or IR@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intends(s)," "plan(s)," "believe(s)" "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission ("SEC") on February 28, 2019. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net realized investment gains and losses and the one-time gain from the sale of discontinued operations after applicable federal and state income taxes from net income. Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Per Share Data)	2019	2018	Change %	2019	2018	Change %
Income Statement Data
Net income (loss)	$(2,342)	$11,070	NM	$37,983	$56,986	(33.3)%
Less: gain on sale of discontinued operations, net of tax	—	—	—%	—	27,307	(100.0)%
Less: after-tax net realized investment gains	7,760	11,037	NM	39,600	5,014	NM
Adjusted operating income (loss)	$(10,102)	$33	NM	$(1,617)	$24,665	(106.6)%
Diluted Earnings Per Share Data
Net income (loss)	$(0.09)	$0.43	NM	$1.48	$2.23	(33.6)%
Less: gain on sale of discontinued operations, net of tax	—	—	—%	—	1.07	(100.0)%
Less: after-tax net realized investment gains	0.31	0.43	(27.9)%	1.54	0.20	NM
Adjusted operating income (loss)	$(0.40)	$—	NM	$(0.06)	$0.96	(106.3)%
NM = Not meaningful.

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Ratios)	2019	2018	Change %	2019	2018	Change %
Premiums:
Net premiums earned	$274,942	$264,747	3.9%	$813,742	$779,770	4.4%
Less: change in unearned premiums	11,766	8,884	32.4%	(35,296)	(43,459)	18.8%
Less: change in prepaid reinsurance premiums	(163)	953	(117.1)%	886	2,105	(57.9)%
Net premiums written	$263,339	$254,910	3.3%	$848,152	$821,124	3.3%

Supplemental Tables

Consolidated Financial Highlights
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Share and Per Share Data and Ratios)	2019	2018	Change %	2019	2018	Change %
Revenue Highlights
Net premiums earned:
P&C continuing operations	$274,942	$264,747	3.9%	$813,742	$766,767	6.1%
Life discontinued operations	—	—	—%	—	13,003	(100.0)%
Consolidated net premiums earned	274,942	264,747	3.9%	813,742	779,770	4.4%
Net investment income:
P&C continuing operations	13,291	13,192	0.8%	43,923	43,933	—%
Life discontinued operations	—	—	—%	—	12,663	(100.0)%
Consolidated net investment income	13,291	13,192	0.8%	43,923	56,596	(22.4)%
Total revenues:
P&C continuing operations	298,055	291,910	2.1%	907,791	818,104	11.0%
Life discontinued operations	—	—	—%	—	24,755	(100.0)%
Total revenues	298,055	291,910	2.1%	907,791	842,859	7.7%
Income Statement Data
Net income (loss)	(2,342)	11,070	NM	37,983	56,986	(33.3)%
Gain on sale of discontinued operations, net of tax	—	—	—%	—	27,307	(100.0)%
After-tax net realized investment gains	7,760	11,037	(29.7)%	39,600	5,014	NM
Adjusted operating income (loss)(1)	$(10,102)	$33	NM	$(1,617)	$24,665	(106.6)%

Diluted Earnings Per Share Data
Net income (loss)	$(0.09)	$0.43	NM	$1.48	$2.23	(33.6)%
Gain on sale of discontinued operations, net of tax	—	—	—%	—	1.07	(100.0)%
After-tax net realized investment gains	0.31	0.43	(27.9)%	1.54	0.20	NM
Adjusted operating income (loss) (1)	$(0.40)	$—	NM	$(0.06)	$0.96	(106.3)%
Catastrophe Data
Pre-tax catastrophe losses	$19,292	$12,268	57.3%	$44,927	$30,745	46.1%
Effect on after-tax earnings per share	0.61	0.38	60.5%	1.38	0.95	45.3%
Effect on combined ratio	7.0%	4.6%	52.2%	5.5%	4.0%	37.5%

Favorable (unfavorable) reserve development experienced on prior accident years	$5,513	$(712)	NM	$770	$47,673	(98.4)%

Combined ratio	110.0%	105.5%	4.3%	106.0%	102.5%	3.4%
Return on equity				5.5%	7.3%	(24.7)%
Cash dividends declared per share	$0.33	$3.31	(90.0)%	$0.97	$3.90	(75.1)%
Diluted weighted average shares outstanding	25,176,334	25,626,951	(1.8)%	25,643,744	25,607,305	0.1%
NM = Not meaningful
(1) Adjusted operating income (loss) is a non-GAAP financial measure of net income (loss). See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income (loss) to net income (loss).

Income Statement
	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Ratios)	2019	2018	2019	2018
Revenues
Net premiums earned	$274,942	$264,747	$813,742	$766,767
Investment income, net of investment expenses	13,291	13,192	43,923	43,933
Net realized investment gains (losses)
Change in the fair value of equity securities	9,692	14,381	46,825	5,498
All other net realized gains (losses)	130	(410)	3,301	1,906
Net realized investment gains	9,822	13,971	50,126	7,404
Total Revenues	$298,055	$291,910	$907,791	$818,104

Benefits, Losses and Expenses
Losses and loss settlement expenses	$211,752	$193,667	$596,001	$527,541
Amortization of deferred policy acquisition costs	54,828	51,758	161,842	152,207
Other underwriting expenses	36,003	33,887	104,370	105,994
Total Benefits, Losses and Expenses	$302,583	$279,312	$862,213	$785,742

Income (loss) before income taxes from continuing operations	(4,528)	12,598	45,578	32,362
Federal income tax expense (benefit) from continuing operations	(2,186)	1,528	7,595	771
Net income (loss) from continuing operations	$(2,342)	$11,070	$37,983	$31,591
Net loss from discontinued operations	—	—	—	(1,912)
Gain on sale of discontinued operations, net of tax	—	—	—	27,307
Net income (loss)	$(2,342)	$11,070	$37,983	$56,986

GAAP combined ratio:
Net loss ratio - excluding catastrophes	70.0%	68.6%	67.8%	64.8%
Catastrophes - effect on net loss ratio	7.0	4.6	5.5	4.0
Net loss ratio	77.0%	73.2%	73.3%	68.8%
Expense ratio	33.0	32.3	32.7	33.7
Combined ratio	110.0%	105.5%	106.0%	102.5%

Balance Sheet
	September 30, 2019	December 31, 2018
(In Thousands)
Invested assets	$2,125,385	$2,074,123
Cash	129,708	64,454
Total assets	3,014,029	2,816,698
Losses and loss settlement expenses	1,360,539	1,312,483
Total liabilities	2,049,861	1,928,323
Net unrealized investment gains (losses), after-tax	51,588	(9,323)
Total stockholders’ equity	964,168	888,375

Discontinued Operations(1)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2019	2018	2019	2018
Revenues
Net premiums earned	$—	$—	$—	$13,003
Investment income, net of investment expenses	—	—	—	12,663
Net realized investment losses	—	—	—	(1,057)
Other income	—	—	—	146
Total Revenues	$—	$—	$—	$24,755

Benefits, Losses and Expenses
Losses and loss settlement expenses	$—	$—	$—	$10,823
Increase in liability for future policy benefits	—	—	—	5,023
Amortization of deferred policy acquisition costs	—	—	—	1,895
Other underwriting expenses	—	—	—	3,864
Interest on policyholders’ accounts	—	—	—	4,499
Total Benefits, Losses and Expenses	$—	$—	$—	$26,104

Loss before income taxes	$—	$—	$—	$(1,349)
Federal income tax expense	—	—	—	563
Net loss	$—	$—	$—	$(1,912)
(1) On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings, Inc. The sale closed on March 30, 2018. The life insurance business is presented as discontinued operations in all periods presented in this table.

Net Premiums Written by Line of Business
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(In Thousands)
Net Premiums Written(1)
Continuing operations:
Commercial lines:
Other liability(2)	$76,090	$75,117	$247,573	$242,574
Fire and allied lines(3)	61,846	58,037	189,361	180,608
Automobile	75,222	70,121	246,801	227,160
Workers’ compensation	18,988	20,806	67,893	72,464
Fidelity and surety	6,644	6,212	20,147	20,224
Miscellaneous	363	398	1,281	1,318
Total commercial lines	$239,153	$230,691	$773,056	$744,348

Personal lines:
Fire and allied lines(4)	$11,255	$11,123	$31,015	$31,131
Automobile	8,396	7,689	24,113	22,872
Miscellaneous	337	304	961	931
Total personal lines	$19,988	$19,116	$56,089	$54,934
Reinsurance assumed	4,198	5,103	19,007	8,837
Total net premiums written from continuing operations	263,339	254,910	848,152	808,119
Total net premiums written from discontinued operations	—	—	—	13,005
Total	$263,339	$254,910	$848,152	$821,124
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended September 30,	2019			2018
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$80,421	$50,656	63.0%	$78,943	$53,581	67.9%
Fire and allied lines	61,628	49,628	80.5	59,056	40,514	68.6
Automobile	80,574	85,227	105.8	72,773	68,892	94.7
Workers' compensation	22,041	3,076	14.0	24,127	17,776	73.7
Fidelity and surety	6,755	1,437	21.3	5,929	1,379	23.3
Miscellaneous	428	63	14.7	436	(29)	(6.7)
Total commercial lines	$251,847	$190,087	75.5%	$241,264	$182,113	75.5%

Personal lines
Fire and allied lines	$10,370	$13,469	129.9%	$10,416	$11,423	109.7%
Automobile	7,870	6,946	88.3	7,450	6,731	90.3
Miscellaneous	312	(130)	(41.7)	307	25	8.1
Total personal lines	$18,552	$20,285	109.3%	$18,173	$18,179	100.0%
Reinsurance assumed	$4,543	$1,380	30.4%	$5,310	$(6,625)	(124.8)%
Total	$274,942	$211,752	77.0%	$264,747	$193,667	73.2%

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Nine Months Ended September 30,	2019			2018
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$238,300	$146,513	61.5%	$230,845	$117,387	50.9%
Fire and allied lines	181,417	142,265	78.4	174,451	125,844	72.1
Automobile	234,280	225,564	96.3	209,176	188,929	90.3
Workers' compensation	66,537	18,399	27.7	71,101	46,838	65.9
Fidelity and surety	19,276	536	2.8	17,144	2,328	13.6
Miscellaneous	1,291	63	4.9	1,289	348	27.0
Total commercial lines	$741,101	$533,340	72.0%	$704,006	$481,674	68.4%

Personal lines
Fire and allied lines	$30,892	$34,137	110.5%	$31,250	$28,183	90.2%
Automobile	23,050	19,422	84.3	21,686	18,701	86.2
Miscellaneous	920	354	38.5	903	(247)	(27.4)
Total personal lines	$54,862	$53,913	98.3%	$53,839	$46,637	86.6%
Reinsurance assumed	$17,779	$8,748	49.2%	$8,922	$(770)	(8.6)%
Total	$813,742	$596,001	73.2%	$766,767	$527,541	68.8%